CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated May 9,2003 on the financial statements and financial highlights of the CornerCap Group of Funds (comprised of Balanced, MicroCap Growth and Small Cap Value portfolios).  Such financial statements and financial highlights appear in the 2003 Annual Report  to Shareholders, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of CornerCap Group of Funds.  We also consent to the references to the name of our Firm in the Registration Statement and Prospectus.

/s/ TAIT, WELLER & BAKER

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 29, 2003